Exhibit 99.1

VIPER ENERGY PARTNERS LP, A SUBSIDIARY OF DIAMONDBACK ENERGY, INC., REPORTS SECOND QUARTER 2017 FINANCIAL AND OPERATING RESULTS

MIDLAND, Texas, August 1, 2017 (GLOBE NEWSWIRE) -- Viper Energy Partners LP (NASDAQ:VNOM) ("Viper" or the “Company”), a subsidiary of Diamondback Energy, Inc. (NASDAQ:FANG) ("Diamondback"), today announced financial and operating results for the second quarter ended June 30, 2017.

HIGHLIGHTS

•	Q2 2017 cash distribution of $0.332 per common unit, up 76% year over year and highest in Company history; implies a 7.8% annualized yield based on July 31 unit closing price of $17.00

•	Q2 2017 production of 10,491 boe/d (73% oil), up 23% over Q1 2017 and 95% year over year

•
Increasing full year 2017 production guidance to 10,000 to 11,000 boe/d, up 17% from the midpoint of prior guidance range of 8,500 to 9,500 boe/d and up 63% from full year 2016 production at the midpoint

•	Initial 2H 2017 production guidance of 11,250 to 12,250 boe/d, including approximately 1,500 boe/d contribution from recent and pending acquisitions

•
Since the end of Q1 2017, Viper has closed 53 deals for an aggregate of approximately $195 million and signed additional agreements for approximately $87 million, increasing Viper's pro forma mineral assets by 2,446 net royalty acres to 8,963 total net royalty acres; up 101% year over year

•	14 gross horizontal wells completed on Viper's Spanish Trail mineral interests during Q2 2017 (22.1% average royalty interest)

•	There are approximately 349 active well permits and 18 active rigs currently on Viper's mineral acreage

•
Over 70 wells in Midland Basin (7% estimated average royalty interest) and over 80 wells in Delaware Basin (1.5% estimated average royalty interest) in various stages of drilling or waiting on completion across Viper's mineral acreage

“Viper has transformed itself in the past twelve months, doubling production and more than doubling its asset base. Distributions have increased over 75% year over year while public float has increased by 31 million units over the same period. The Company's proven track record of growth will continue as the largely undeveloped properties we have purchased in proven Tier 1 areas are developed over the coming years. Viper is growing as fast as the premiere E&P operators of the Permian Basin while not having to reinvest cash flow to grow; it is instead distributed directly to unitholders.” stated Travis Stice, Chief Executive Officer of Viper’s general partner.

Mr. Stice continued, “Viper remains active on the acquisition front, primarily focused on Diamondback operated properties, where we see the greatest cash flow visibility and opportunities to maximize Viper's present value. We will also continue to buy minerals in Tier 1 areas with high visibility to cash flow growth operated by well capitalized third parties. Our acquisition strategy seeks to accomplish the Company's goals of increasing distributions, production, reserves and resource life on a per unit basis. We feel we are uniquely positioned to execute this acquisition strategy given our relationship with Diamondback and our combined ability to source and evaluate deals."

FINANCIAL UPDATE

Viper's second quarter 2017 average realized prices were $45.43 per barrel of oil, $2.66 per Mcf of natural gas and $16.63 per barrel of natural gas liquids, resulting in a total equivalent price of $37.64/boe, up 9% year over year from $34.39/boe in Q2 2016 and down 10% from the Q1 2017 total equivalent price of $41.80/boe.

During the second quarter of 2017, the Company recorded total operating income of $36.6 million and net income of $22.1 million, up 9% year over year and 7% quarter over quarter, respectively.

As of July 24, 2017, the Company had a cash balance of $82 million and no outstanding borrowings under its $315 million revolving credit facility following Viper's July 2017 equity offering.

SECOND QUARTER 2017 CASH DISTRIBUTION

The Board of Directors of Viper's general partner has declared a cash distribution for the three months ended June 30, 2017 of $0.332 per common unit, up 10% quarter over quarter. The distribution is payable on August 24, 2017 to unitholders of record at the close of business on August 17, 2017.

This release serves as qualified notice to nominees as provided for under Treasury Regulation Section 1.1446-4(b)(4) and (d). Please note that 100 percent of Viper’s distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, all of Viper’s distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate for individuals or corporations, as applicable. Nominees, and not Viper, are treated as withholding agents responsible for withholding distributions received by them on behalf of foreign investors.

ACQUISITION UPDATE

During the second quarter of 2017, Viper entered into agreements for and acquired 989 net royalty acres for an aggregate purchase price of $117 million. To date in the third quarter of 2017, Viper has acquired mineral interests underlying 24,102 gross (747 net royalty) acres in the Delaware Basin for approximately $77.7 million. Additionally, the Company has entered into separate purchase agreements with unrelated third-party sellers to acquire an additional 49,935 gross (711 net royalty) acres in the Delaware Basin for approximately $87.3 million. The pending acquisitions are all expected to close during the third quarter of 2017; however, these transactions remain subject to completion of due diligence and satisfaction of other closing conditions, and there can be no assurance that it will be completed as planned or at all. If completed as planned, these transactions will increase Viper's pro forma footprint to a total of 8,963 net royalty acres. Diamondback, EOG Resources, Occidental Petroleum, Concho Resources and RSP Permian serve as primary operators on the announced and acquired assets.

Viper financed the recent acquisitions with borrowings under its revolving credit facility and proceeds from its recently completed 16.1 million common unit offering. Viper intends to finance the pending and potential future acquisitions, through a combination of cash on hand, borrowings under its revolving credit agreement and, subject to market conditions and other factors, proceeds from one or more capital markets transactions, which may include debt or equity offerings.

FULL YEAR 2017 GUIDANCE

Below is Viper's full year 2017 guidance, which has been updated to reflect higher full year production attributable to its mineral interests. Additionally, the Company expects production for the second half of 2017 to be between 11,250 to 12,250 boe/d.

Viper Energy Partners

Total Net Production – MBoe/d	10.0 – 11.0 (from 8.5 – 9.5)
2H 2017 Net Production – Mboe/d	11.25 - 12.25

Unit costs ($/boe)
Lease Operating Expenses	n/a
Gathering & Transportation	$0.15 - $0.25 (from $0.25 - $0.50)
DD&A	$8.00 - $10.00
G&A
Cash G&A	$0.50 - $1.50
Non-Cash Unit-Based Compensation	$0.50 - $1.50

Production and Ad Valorem Taxes (% of Revenue) (a)	7%

Capital Budget ($ - Million)
2017 Capital Spend	n/a

(a)	Includes production taxes of 4.6% for crude oil and 7.5% for natural gas and NGLs and ad valorem taxes.

CONFERENCE CALL

Viper will host a conference call and webcast for investors and analysts to discuss its financial and operating results for the second quarter of 2017 on Wednesday, August 2, 2017 at 8:30 a.m. CT.  Participants should call (844) 400-1537 (United States/Canada) or (703) 326-5198 (International) and use the confirmation code 59249026. A telephonic replay will be available from 11:30 a.m. CT on Wednesday, August 2, 2017 through Wednesday, August 9, 2017 at 11:30 a.m. CT. To access the replay, call (855) 859-2056 (United States/Canada) or (404) 537-3406 (International) and enter confirmation code 59249026. A live broadcast of the earnings conference call will also be available via the internet at www.viperenergy.com under the “Investor Relations” section of the site. A replay will also be available on the website following the call.

About Viper Energy Partners LP

Viper is a limited partnership formed by Diamondback to own, acquire and exploit oil and natural gas properties in North America, with a focus on oil-weighted basins, primarily the Permian Basin in West Texas.

About Diamondback Energy, Inc.
Diamondback is an independent oil and natural gas company headquartered in Midland, Texas focused on the acquisition, development, exploration and exploitation of unconventional, onshore oil and natural gas reserves in the Permian Basin in West Texas. Diamondback's activities are primarily focused on the horizontal exploitation of multiple intervals within the Wolfcamp, Spraberry, Clearfork, Bone Spring and Cline formations.
Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the federal securities laws. All statements, other than historical facts, that address activities that Viper assumes, plans, expects, believes, intends or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements are based on management’s current beliefs, based on currently available information, as to the outcome and timing of future events, including specifically the statements regarding the pending and potential acquisitions discussed above. These forward-looking statements involve certain risks and uncertainties that could cause the results to differ materially from those expected by the management of Viper. Information concerning these risks and other factors can be found in Viper’s filings with the Securities and Exchange Commission, including its Forms 10-K, 10-Q and 8-K, which can be obtained free of charge on the Securities and Exchange Commission’s web site at http://www.sec.gov. Viper undertakes no obligation to update or revise any forward-looking statement.

Viper Energy Partners LP
Consolidated Statements of Operations
(unaudited, in thousands, except per unit data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
	(In thousands)
Operating income:
Royalty income	$35,933	$16,836	$67,983	$30,922
Lease bonus	689	196	2,291	304
Total operating income	36,622	17,032	70,274	31,226
Costs and expenses:
Production and ad valorem taxes	2,773	1,403	4,843	2,705
Gathering and transportation	144	91	287	177
Depletion	9,672	6,584	17,519	14,734
Impairment	—	21,458	—	47,469
General and administrative expenses	1,554	1,207	3,696	2,956
Total costs and expenses	14,143	30,743	26,345	68,041
Income (loss) from operations	22,479	(13,711)	43,929	(36,815)
Other income (expense):
Interest expense	(643)	(456)	(1,255)	(886)
Other income	313	147	127	346
Total other income (expense), net	(330)	(309)	(1,128)	(540)
Net income (loss)	$22,149	$(14,020)	$42,801	$(37,355)

Net income attributable to common limited partners per unit:
Basic and Diluted	$0.23	$(0.18)	$0.44	$(0.47)
Weighted average number of limited partner units outstanding:
Basic	97,677	79,728	96,377	79,727
Diluted	97,677	79,728	96,382	79,727

Viper Energy Partners LP
Selected Operating Data
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Production Data:
Oil (Bbls)	699,341	371,730	1,283,195	805,271
Natural gas (Mcf)	735,283	345,432	1,224,186	693,715
Natural gas liquids (Bbls)	132,765	60,258	234,107	129,361
Combined volumes (BOE)(1)	954,653	489,560	1,721,333	1,050,251
Daily combined volumes (BOE/d)	10,491	5,380	9,510	5,771
% Oil	73%	76%	75%	77%

Average sales prices:
Oil, realized ($/Bbl)	$45.43	$41.73	$47.24	$35.31
Natural gas realized ($/Mcf)	2.66	1.56	2.70	1.66
Natural gas liquids ($/Bbl)	16.63	13.03	17.37	10.30
Average price realized ($/BOE)	37.64	34.39	39.49	29.44

Average Costs (per BOE)
Production and ad valorem taxes	$2.90	$2.87	$2.81	$2.58
Gathering and transportation expense	0.15	0.19	0.17	0.17
General and administrative - cash component	0.88	0.51	1.25	0.98
Total operating expense - cash	$3.93	$3.57	$4.23	$3.73

General and administrative - non-cash component	$0.75	$1.96	$0.90	$1.83
Interest expense	0.67	0.93	0.73	0.84
Depletion	10.13	13.45	10.18	14.03

(1)	Bbl equivalents are calculated using a conversion rate of six Mcf per one Bbl.

NON-GAAP FINANCIAL MEASURES
Adjusted EBITDA is a supplemental non-GAAP financial measure that is used by management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies. Viper defines Adjusted EBITDA as net income (loss) plus interest expense, non-cash unit-based compensation expense, depletion and impairment. Adjusted EBITDA is not a measure of net income (loss) as determined by United States’ generally accepted accounting principles, or GAAP. Management believes Adjusted EBITDA is useful because it allows it to more effectively evaluate Viper’s operating performance and compare the results of its operations from period to period without regard to its financing methods or capital structure. Adjusted EBITDA should not be considered as an alternative to, or more meaningful than, net income as determined in accordance with GAAP or as an indicator of Viper’s operating performance or liquidity. Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are components of Adjusted EBITDA. Viper defines cash available for distribution generally as an amount equal to its Adjusted EBITDA for the applicable quarter less cash needed for debt service and other contractual obligations and fixed charges and reserves for future operating or capital needs that the board of directors of Viper’s general partner may deem appropriate. Viper’s computations of Adjusted EBITDA and cash available for distribution may not be comparable to other similarly titled measures of other companies or to such measure in its credit facility or any of its other contracts.
The following tables present a reconciliation of the non-GAAP financial measures of Adjusted EBITDA and cash available for distribution to the GAAP financial measure of net income (loss).

Viper Energy Partners LP
(unaudited, in thousands, except per unit data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Net income (loss)	$22,149	$(14,020)	$42,801	$(37,355)
Interest expense	643	456	1,255	886
Non-cash unit-based compensation expense	718	957	1,537	1,930
Depletion	9,672	6,584	17,519	14,734
Impairment	—	21,458	—	47,469
Adjusted EBITDA	$33,182	$15,435	$63,112	$27,664

Adjustments to reconcile Adjusted EBITDA to cash available for distribution:
Debt service, contractual obligations, fixed charges and reserves	(685)	(378)	(1,165)	(718)
Cash available for distribution	$32,497	$15,057	$61,947	$26,946

Limited Partner units outstanding	97,764	79,743	97,764	79,743

Cash available for distribution per limited partner unit	$0.332	$0.189	$0.634	$0.338

Investor Contact:
Adam Lawlis
+1 432.221.7467
alawlis@viperenergy.com

Source: Viper Energy Partners LP; Diamondback Energy, Inc.